                                                                   Exhibit 99.1

Name and Address of Reporting Person:       John R. Sult
                                            5914 W. Courtyard Drive
                                            Suite 200
                                            Austin, TX 78730

Issuer Name and Ticker or Trading Symbol:   Brigham Minerals, Inc. [MNRL]

Date of Earliest Transaction Required
to be Reported (Month/Day/Year):            December 29, 2022

                             Explanation of Responses

1. On December 29, 2022 (the "Closing Date"), pursuant to the Agreement and
   Plan of Merger, dated as of September 6, 2022 (as amended from time to time, the "Merger Agreement"), by and among the Issuer, Brigham Minerals Holdings,
   LLC ("Opco LLC"), STR Sub Inc. (f/k/a Sitio Royalties Corp., "Old Sitio"),
   Sitio Royalties Operating Partnership, LP ("Opco LP"), Sitio Royalties Corp.
   (f/k/a Snapper Merger Sub I, Inc., "New Sitio"), Snapper Merger Sub IV, Inc.
   ("Brigham Merger Sub"), Snapper Merger Sub V, Inc. ("Sitio Merger Sub") and
   Snapper Merger Sub II, LLC, New Sitio acquired the Issuer in an all-stock transaction through: (i) the merger of Brigham Merger Sub with and into the
   Issuer (the "Brigham Merger"), with the Issuer surviving as a wholly owned subsidiary of New Sitio, (ii) the merger of Sitio Merger Sub with and into
   Old Sitio (the "Sitio Merger"), with Old Sitio surviving as a wholly owned subsidiary of New Sitio, and (iii) the merger of Opco Merger Sub LLC with and into Opco LLC (the "Opco Merger," and, together with the Brigham Merger and the Sitio Merger, the "Mergers"), with Opco LLC surviving as a wholly owned subsidiary of Opco LP, in each case on the terms set forth in the
   Merger Agreement.

2. Pursuant to the Merger Agreement, at the effective time of the Brigham
   Merger (the "First Effective Time"), each share of Class A common stock, par value $0.01 per share, of the Issuer (the "Class A Common Stock"), issued and outstanding immediately prior to the First Effective Time was converted into the right to receive 1.133 fully-paid and nonassessable shares of Class
   A common stock, par value $0.0001 per share, of New Sitio (the "New Sitio
   Class A Common Stock"). The total reported in this row also includes each outstanding award of time-based restricted stock units (each, an "RSU
   Award") of the Issuer, each of which vested in full immediately prior to the
   First Effective Time and the shares subject to such RSU Award were treated as shares of the Issuer's Class A Common Stock for purposes of the Merger
   Agreement, which means that such shares were converted into the right to receive 1.133 shares of New Sitio Class A Common Stock. On December 28, 2022
   (the day prior to the Closing Date), the closing price of one share of the
   Issuer's Class A Common Stock was $32.50.